CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1/A Amendment No.4 of YCQH Agricultural Technology Co. Ltd (“the Company”) of our report dated March 31, 2021, relating to our audit of the financial statements of YCQH Agricultural Technology Co. Ltd for the financial years ended December 31, 2020 and December 31, 2019, and our report dated March 31, 2021, relating to our audit of the financial statements of SCQC Agricultural Co. Limited for the financial periods ended on June 15, 2020 and on December 31, 2019, which are part of this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Audit Alliance LLP

Singapore

June 03, 2021